Exhibit 99.5
February 8, 2006
Exchange Agent Agreement
Bank of Oklahoma, N.A.
9520 North May Avenue, Suite 110
Oklahoma City, OK 73120
Attention: Rachel Redd-Singleton
Ladies and Gentlemen:
     Dobson Communications Corporation, an Oklahoma corporation (the “Company”), proposes to make an offer (the “Exchange Offer”) to exchange all of its outstanding Senior Floating Rate Notes due 2012 (“Original Notes”) for the Company’s Senior Floating Rate Notes due 2012 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended. The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus of the Company, dated February 10, 2006 (the “Prospectus”), proposed to be distributed to all record holders of the Original Notes. The Original Notes and the Exchange Notes are collectively referred to herein as the “Notes.”
     The Company hereby appoints Bank of Oklahoma, N.A. to act as exchange agent (the “Exchange Agent”) in connection with the Exchange Offer. References in this Agreement to “you” shall refer to Bank of Oklahoma, N.A.
     The Exchange Offer will be commenced by the Company on or about February 10, 2006. The Letter of Transmittal (the “Letter of Transmittal”) accompanying the Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program (“ATOP”) of the Book-Entry Transfer Facility (as defined below)) is to be used by the holders of the Original Notes to accept the Exchange Offer and contains instructions with respect to (i) the delivery of certificates for Original Notes tendered in connection therewith and (ii) the book-entry transfer of Notes to the Exchange Agent’s Account.
     The Exchange Offer shall expire at 12:00 Midnight, New York City time, on March 14, 2006 or on such later date or time to which the Company may extend the Exchange Offer (the “Expiration Date”). On the terms and subject to conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.
     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Original Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption “Description of the Exchange Offer — Conditions to the Exchange Offer.” The Company will give oral (confirmed in writing) or written notice of any amendment, termination or non-acceptance to you as promptly as practicable.
     In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:
     1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned “Description of the Exchange Offer,” the Letter of Transmittal, as specifically set forth herein or as may be subsequently agreed to in writing by you and the Company; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.
     2. You will establish an account with respect to the Original Notes at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of the Original Notes by causing the Book-Entry Transfer Facility to transfer such Original Notes into your account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer.
     3. You are to examine each of the Letters of Transmittal and certificates for Original Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Original Notes to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein; and (ii) the Original Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Original Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected.
     4. With the approval of the President, Senior Vice President, Executive Vice President, any Vice President, Treasurer or Controller of the Company (such approval, if given orally, to be confirmed in writing) or any other party designated by such an officer in writing (each, a “Designated Officer”), you are authorized to waive any irregularities in connection with any tender of Original Notes pursuant to the Exchange Offer.
     5. Tenders of Original Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned “Description of the Exchange Offer—Procedures for Tendering,” and Original Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.
     Notwithstanding the provisions of this Paragraph 5, Original Notes that any Designated Officer shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).
     6. You shall advise the Company with respect to any Original Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Original Notes.
     7. You shall accept tenders:
     (1) in cases where the Original Notes are registered in two or more names only if signed by all named holders;
     (2) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and
     (3) from persons other than the registered holder of Original Notes, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.
     You shall accept partial tenders of Original Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Original Notes to the transfer agent for split-up and return any untendered Original Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.
     8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Original Notes properly tendered and you, on behalf of the Company, will exchange such Original Notes for Exchange Notes and cause such Original Notes to be cancelled. Delivery of Exchange Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of the corresponding series of Original

Notes tendered promptly after notice (such notice, if given orally, to be confirmed in writing) of acceptance of said Original Notes by the Company; provided, however, that in all cases, Original Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Original Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof or delivery of an agent’s message (as defined in the Prospectus) in lieu thereof) with any required signature guarantees and any other required documents. You shall issue Exchange Notes only in denominations of $1,000 or any integral multiple thereof.
     9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.
     10. The Company shall not be required to exchange any Original Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Original Notes tendered shall be given (and confirmed in writing) by the Company to you.
     11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Original Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption “Description of the Exchange Offer — Conditions to the Exchange Offer” or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Original Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.
     12. All certificates for reissued Original Notes, unaccepted Original Notes or for Exchange Notes shall be forwarded by (a) first-class certified mail, return receipt requested, under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates, (b) by registered mail insured separately for the replacement value of such securities, or (c) by appropriate book-entry transfer.
     13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

     14. As Exchange Agent for the Exchange Offer you:
     (1) shall have no duties or obligations other than as specifically set forth in the section of the Prospectus captioned “Description of the Exchange Offer,” as specifically set forth in the Letter of Transmittal, as specifically set forth in this Agreement or as may be subsequently agreed to in writing by you and the Company; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing;
     (2) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Original Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;
     (3) shall not be obligated to take any legal action under this Agreement which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;
     (4) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties;
     (5) may reasonably act upon any tender, statement, request, document, agreements, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or presented by the proper person or persons;
     (6) may reasonably rely on and shall be protected in acting upon written or oral instructions from any Designated Officer of the Company;
     (7) may consult with your counsel with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and
     (8) shall not advise any person tendering Original Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Original Notes.

     15. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery which accompanies the Prospectus (the “Notice of Guaranteed Delivery”) or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents on your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Investor Relations.
     16. You shall advise by facsimile transmission or telephone, and promptly thereafter conform in writing to Dobson Communications Corporation, Attention: J. Warren Henry, Investor Relations, 14201 Wireless Way, Oklahoma City, Oklahoma 73134, and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the number of Original Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company, its counsel or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Original Notes tendered, the aggregate principal amount of Original Notes accepted and deliver such list to the Company promptly after the Expiration Date.
     17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.
     18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.
     19. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on the attached Schedule I., plus reasonable out-of-pocket expenses and reasonable legal counsel fees.
     20. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification as Exchange Agent, which shall be controlled by this Agreement.
     21. The Company covenants and agrees to indemnify, defend and hold you harmless in your capacity as Exchange Agent under this Agreement against any loss, liability, cost or expense, including attorneys’ fees and expenses, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Original Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Original Notes; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your negligence or misconduct. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or by facsimile transmission confirmed in writing, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not thereafter be liable for the fees and expenses of any counsel retained by you so long as you consent to the Company’s retention of counsel, which consent may not be unreasonably withheld, and no conflict of interest exists. It is understood that the Company shall not be liable under this paragraph for the fees and expenses of more than one legal counsel for you at any one particular time (plus any local counsel required). You agree that, without the prior written consent of the Company (which consent shall not be unreasonably withheld), you will not settle, compromise or consent to the entry of any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provisions of this Agreement (whether you or the Company is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of the Company from all liability arising out of such claim, action or proceeding.
     22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Company understands that you are required to deduct 28% on payments to holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.
     23. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Original Notes, your check in the amount of all transfer taxes so payable, and the Company shall reimburse you, upon your providing evidence to the Company of payment of such transfer taxes to each governmental authority, for the amount of any and all transfer taxes payable in respect of the exchange of Original Notes; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.
     24. This Agreement and your appointment as Exchange Agent under this Agreement shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.
     25. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or electronic (e.g., PDF file) transmission, and a facsimile or electronic copy of this Agreement or a signature of a party shall be effective as an original.
     26. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     27. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

     28. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:
If to the Company:
Dobson Communications Corporation
14201 Wireless Way
Oklahoma City, Oklahoma 73134
Facsimile: (405) 529-8515
Attention: Bruce R. Knooihuizen
with a copy to:
Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606
Facsimile: (312) 706-8218
Attention: Paul W. Theiss
                 Bruce F. Perce
If to the Exchange Agent:
Bank of Oklahoma, N.A.
9520 North May Avenue, Suite 110
Oklahoma City, OK 73120
Attention: Rachel Redd-Singleton
     29. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 19, 21 and 23 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Notes, funds or property then held by you as Exchange Agent under this Agreement.
     30. This Agreement shall be binding and effective as of the date first set forth above.
[Signature Page Follows]

     If the foregoing correctly sets forth our agreement, please indicate your acceptance by signing below and returning a copy of this Agreement to us.

Very truly yours,

DOBSON COMMUNICATIONS CORPORATION

By:

Name:

Title:

Accepted as of the date
first above written:

BANK OF OKLAHOMA, N.A.

By:
Name:
Title

Schedule I

Administration fee for the Senior Floating Rate Notes due 2012	$5,000.